EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

             We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-64936, Form S-8 No. 33-31950, Form S-8 No. 33-31951, Form S-8 No. 33-40542, Form S-8 No. 33-44325, and Form S-8 No.
   33-44518) pertaining to the Giddings & Lewis, Inc. 1993 Stock and Incentive Plan, the Giddings & Lewis, Inc. 1989 Restricted Stock Plan, the Giddings & Lewis, Inc. 1989 Stock Option Plan, the Giddings & Lewis, Inc. Savings Plan, The Cross & Trecker Retirement Savings Plan, and The
   Kearney & Trecker Retirement Savings Plan of our report dated March 3, 1995 (except for Note 11, as to which the date is April 24, 1995), with respect to the financial statements of Fadal Engineering Co., Inc. for the year ended December 31, 1994 included in the Form 8-K for Giddings & Lewis, Inc. dated May 8, 1995.


                                                Ernst & Young LLP



   Woodland Hills, California
   May 8, 1995